EXHIBIT 10.1
SEPARATION AGREEMENT
This Separation Agreement (hereinafter the “Agreement”) is made between Michael Searles (hereinafter “Mr. Searles”) an individual, on behalf of himself and his heirs and representatives, and Stage Stores, Inc., a Nevada corporation, including its officers, directors, members, employees, affiliates, agents, subsidiaries, attorneys, benefit plans and plan administrators, joint ventures, successors and/or assigns (hereinafter collectively referred to as “Stage”). Mr. Searles and Stage are collectively referred to in this Agreement as the “Parties”.
In consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Searles and Stage, intending to be legally bound, agree as follows:
1.    Employment Agreement. Mr. Searles and Stage are parties to an Employment Agreement dated September 12, 2011 (the “Employment Agreement”). Terms not otherwise defined in this Agreement shall have the definitions given to them in the Employment Agreement.
2.    Nature of Release. This Agreement terminates the Employment Agreement and resolves all past, pending, threatened, or possible claims, if any there be, arising under any state, federal or other law by Mr. Searles, his heirs and assigns and any derivative claims against Stage, its parent, subsidiaries, related companies, or any Stage related entity or its current and/or former officers, directors, members, attorneys, agents and employees, arising out of the Employment Agreement, any other agreement to which Mr. Searles and Stage are parties (other than as described in Section 21 or specifically elsewhere herein), or any other terms or conditions of Mr. Searles' employment with Stage.
3.    Employment. Mr. Searles acknowledges that his employment with Stage terminates effective June 14, 2013 (the “Separation Date”). The execution of this Agreement by Mr. Searles shall evidence Mr. Searles' resignation from his capacities as President and Chief Operating Officer, South Hill Division as of the Separation Date.
4.    Confidentiality of this Agreement. Mr. Searles agrees he will maintain the terms of this Agreement in confidence in all circumstances and that he will only apprise his immediate family and his chosen accountant and/or legal representative to the extent necessary to perform services of the terms and conditions of this Agreement except as it is necessary in the enforcement of this Agreement. Mr. Searles shall also advise any member of his immediate family and his chosen accountant and/or legal representative who is apprised of the terms of this Agreement of the confidential nature of that information, and any disclosure of the information by one of those individuals to third parties shall be considered a breach of this Agreement by Mr. Searles and have the same consequences. Notwithstanding the foregoing, Mr. Searles acknowledges that, if required, this Agreement will be filed by Stage with the Securities and Exchange Commission.
5.    Non-Admission. The Parties acknowledge that this Agreement evidences their mutual agreement regarding Mr. Searles' voluntary termination of their employment relationship and is not an admission of any wrongdoing or liability on the part of Stage or Mr. Searles.

6.    Texas Contract. The Parties agree that this Agreement constitutes a contract to be governed by the laws of the State of Texas without regard to the laws of any other location. The Parties agree that they shall be subject to Texas jurisdiction (including, as applicable, either a Texas state or federal court in Harris County, Texas or a duly appointed arbitrator) for any action to enforce this Agreement or to remedy any breach of this Agreement.
7.    Health Insurance. Provided Mr. Searles is eligible for and timely exercises his election for COBRA coverage, Stage will pay the full premium for Mr. Searles' and his eligible dependants COBRA coverage for the first twelve months following execution of this Agreement. Mr. Searles will be responsible for the payment of COBRA premiums for the remainder of the COBRA period following the initial twelve months.
8.    Life Insurance. Mr. Searles' life insurance coverage through Stage will end at 12:01 a.m. local time on June 14, 2013. Conversion options are available and will be made known to him through the insurance carrier.
9.    Termination Payments. Exclusive of any other consideration or benefit to Mr. Searles set forth in this Agreement, in consideration of the agreements made herein and as set forth in Sections 4.3.1 and 4.3.2 of the Employment Agreement, Stage agrees to pay Mr. Searles the following amounts, in each case less applicable payroll taxes, withholding and other deductions, which may be required to be withheld under any provision of applicable laws, agreements or as otherwise requested by Mr. Searles:

(a)
$720,000.00, representing one year's salary and one year's bonus target amount, which shall be paid to Mr. Searles in twenty six (26) equal installments on Stage's regular bi-weekly paydays, commencing with the first regular payday that occurs eight (8) days after Mr. Searles returns this executed Agreement to Stage (provided he executes this Agreement on or before July 5, 2013), and

(b)
Any Incentive Compensation for Stage's 2013 fiscal year prorated for 19 completed weeks out of 52 weeks, for which Stage's Board of Directors determines Mr. Searles is entitled, shall be paid to Mr. Searles in a lump sum following approval by Stage's Board of Directors on or around April 1, 2014.

For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Mr. Searles is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A. In addition, any series of installment payments under this Agreement, including the payments set forth in Section 9(a), shall be treated as a right to a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii).
10.    Arbitration. The Parties acknowledge that their employment relationship and this Agreement relate to interstate commerce and agree that any disputes, claims or controversies between them which may arise out of their employment relationship and/or this Agreement shall be settled by arbitration. Any arbitration shall be in accordance with the Rules of the American Arbitration Association governing individual employee agreements and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held before a single arbitrator in

Harris County, Texas unless the Parties mutually agree on another location. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. The arbitrator may award costs and attorneys' fees in connection with the arbitration to the prevailing party; however, in the arbitrator's discretion, each party may be ordered to bear that party's own costs and attorneys' fees to the extent a court of competent jurisdiction would have such discretion. The Parties agree that the arbitrator shall have the authority to award all legal and equitable relief that could be awarded by a court of competent jurisdiction; however, nothing in this Agreement to arbitrate shall preclude Stage from obtaining injunctive relief or other equitable relief from a court of competent jurisdiction prohibiting any on-going breaches of this Agreement by Mr. Searles while the arbitration is pending.
11.    Return of Property. Mr. Searles shall deliver to Stage at 10201 Main Street, Houston, Texas 77025, Attention: EVP, Human Resources, on or before the Separation Date, any and all property of Stage, including but not limited to keys, computers, credit cards, company car, documents (including Confidential Information as defined herein and as described in Section 14) and/or any other Stage property in Mr. Searles' possession or control.
12.    Taxes. The Parties agree that all income and other applicable tax liabilities, if any (including excise taxes and assessed interest and penalties), related to this Agreement, are to be paid by the respective party.
13.    No Disparagement. Mr. Searles and Stage agree not to engage in any disruptive or disparaging activities, directly and/or indirectly, concerning each other. This includes, but is not limited to, disparaging comments, correspondence or conversations with any and all persons; provided, however, this Section 13 shall not prevent either party from testifying truthfully if compelled to do so by subpoena, court order, or other legal process, after providing written notice to the other party. Stage commits to enforce the “No Disparagement” agreement with regard to all officers of Stage, but cannot control or be responsible for actions or comments made by associates below the officer level of Stage.
14.    Confidential Information. Mr. Searles acknowledges that the information, observations and data obtained by him while employed by Stage concerning the business affairs of Stage (“Confidential Information”) are the property of Stage. Mr. Searles shall not disclose to any unauthorized person, or use for Mr. Searles' own purposes, any Confidential Information without the prior written consent of Stage's Chief Executive Officer or its Board of Directors, unless and to the extent that the aforementioned matters become generally known to, and available for use by, the public other than as a result of Mr. Searles' acts or omissions. Mr. Searles shall deliver to Stage at 10201 Main Street, Houston, Texas 77025, Attention: EVP, Human Resources, on or before the Separation Date, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (including any and all copies thereof) relating to or containing any portion of the Confidential Information, or relating to the business of Stage which he may then possess or have under his control.
15.    Protection of Confidential Information. Mr. Searles agrees that, due to his access to the Confidential Information, he would inevitably use and/or disclose that Confidential Information in breach of his confidentiality and non-disclosure obligations if he worked in certain capacities or engaged in certain activities for a period of time following his employment with Stage as an employee or consultant or on behalf of a Comparable Business in a position that involves (i) responsibility and decision-making authority or input at the executive level regarding any subject or responsibility, (ii) decision-making responsibility or input at any management level in Mr. Searles' individual area of assignment with Stage, or (iii) responsibility and decision-making authority or input that otherwise allows the use of the Confidential Information (collectively referred to as the “Restricted Occupation”). Therefore, except with the prior written consent of Stage, for the period of two years from the Separation Date, Mr. Searles agrees not to be employed by, consult for or otherwise act on behalf of any Comparable Business in any capacity in which he would be involved, directly or indirectly, in a Restricted Occupation. As used in this Agreement, a “Comparable Business” means any business that (a) operates apparel stores in small markets (i.e., with populations of less than 50,000), and (b) operates a significant number of its apparel stores (25% or more of its total apparel stores) in 10,000-30,000 square foot formats, and (c) has sales in excess of $10 million per annum. Mr. Searles acknowledges that this commitment is intended to protect the Confidential Information and is not intended to be applied or interpreted as a covenant against competition.
16.    Non-Solicitation. Mr. Searles agrees that, for a period of two years from the Separation Date, he shall not directly or indirectly, on his own behalf or for any other person or entity, induce or attempt to induce any employee of Stage to leave the employ of Stage, hire any person who is an employee of Stage as of or immediately prior to the time of such hiring, or induce or attempt to induce any manufacturers' representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with Stage to cease doing business with or reduce the volume of its business with Stage.
17.    Damages; Attorney's Fee. Notwithstanding anything in Section 10, because of the difficulty of measuring economic losses to Stage as a result of any breach of this Agreement by Mr. Searles, and because of the immediate and irreparable damage that could be caused to Stage by such a breach for which it would have no other remedy, Mr. Searles agrees that Stage may enforce the provisions of this Agreement by injunctions and restraining orders against Mr. Searles for such a breach in a court of competent jurisdiction pending arbitration, in addition to any other available relief at law or equity. Also, should Mr. Searles breach this Agreement, (i) any amounts paid by Stage to Mr. Searles under Section 9 before the breach occurred must be refunded to Stage by Mr. Searles within thirty (30) days of the breach. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its costs and a reasonable attorney's fee.
18.    Release. As a material inducement to Stage to enter into this Agreement, Mr. Searles hereby unconditionally releases and forever discharges Stage and each of its owners, predecessors, successors, assigns, agents, directors, officers, members, employees, representatives, attorneys, accountants, divisions, subsidiaries, affiliates, and all persons acting by, through, under or in concert with any of them for any and all charges, complaints, claims, liabilities, obligations, promises, agreement, controversies, damages, actions, causes of action, suits, rights, demands, cost, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including but not limited to rights under any and all federal, state or local laws prohibiting discrimination, breach of contract or public policy, wrongful or retaliatory discharge, defamation, personal or business injury claims growing out of any legal restrictions on Stage's right to terminate its employees that Mr. Searles now has, or holds or claims to have owned or held or which Mr. Searles would at any time heretofore have had, owned or held against Stage or any Stage related entity arising before or as of the Effective Date. This specifically includes, without limitation, the federal Age Discrimination and Employment Act of 1967 (“ADEA”), as amended, and all comparable state or local laws prohibiting discrimination in employment based on age. Mr. Searles hereby expressly waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Mr. Searles to exist.
To comply with the Older Worker's Benefit Protection Act of 1990 (the “Act”), Stage has advised Mr. Searles of the legal requirements of the Act and fully incorporates the legal requirements of the Act by reference into this Agreement as follows:

a.	This Agreement is written in layman's terms, and Mr. Searles represents that he understands and comprehends its terms;

b.	Mr. Searles has been advised of his rights to consult an attorney to review this Agreement and have the benefit of an attorney through the settlement process;

c.	Mr. Searles does not waive any rights or claims that may arise after the date this Agreement is executed;

d.	Mr. Searles affirms that he is receiving consideration beyond anything of value to which he is already entitled; and

e.	Mr. Searles has been given a reasonable period of time to consider this Agreement.
19.    Consideration Period, Limited Revocation And Effective Date. The Parties agree that Mr. Searles was provided at least twenty-one (21) calendar days during which to consider whether to sign this Agreement. The signed Agreement must be delivered to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: EVP, Human Resources, no later than 5:00 p.m. C.S.T., on July 5, 2013. In any event, Mr. Searles will have seven (7) calendar days from the date he signs and delivers a copy of this Agreement to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: EVP, Human Resources, during which Mr. Searles may revoke this Agreement by delivering a signed and dated notice of revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: EVP, Human Resources. This Agreement becomes effective and enforceable when the seven (7) day revocation period has expired if Mr. Searles has not delivered a written revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: EVP, Human Resources, before that date (the “Effective Date”).
20.    Payment Of Other Compensation. Mr. Searles acknowledges that except as set forth in Section 9, all compensation normally due him at the time of his termination will be paid by Stage within fourteen (14) calendar days from the Separation Date. Except as set forth in Section 9, any other benefits to which Mr. Searles may be entitled shall be distributed in accordance with the terms of the individual plan documents.

21.    Long-Term Incentive Awards. The Parties acknowledge and agree that pursuant to the terms and conditions of various award agreements (a) Mr. Searles is not entitled to any other long-term incentive awards which were not previously vested on the Separation Date, and (b) Mr. Searles will have sixty (60) calendar days following the Separation Date (which date is the close of business on Tuesday August 13, 2013) during which he can exercise previously vested Stock Option and SARs award shares, and any unexercised Stock Option and SARs awards will expire and be forfeited to Stage on that date.
22.    Section 16(b) Compliance. Mr. Searles acknowledges (a) that as an officer of Stage he has received a copy of Stage's 2013 Insider Trading and Reporting Policy For Reporting Persons (Directors, Executive Officers and Principal Shareholders) (the “Policy”) and that he is a Section 16(a) Reporting Person as identified on Exhibit A to the Policy, (b) that pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), directors, executive officers and principal shareholders must disgorge profits received in the event they purchase and sell, or sell and purchase, Stage's common stock or other equity securities within a six month period (any transaction executed within six months of an opposite transaction) (“short-swing profits”), (c) that the exercise of a stock option or a SAR and the sale of the stock acquired does not trigger liability for short-swing profits; however, the sale of the stock acquired from the exercise of a stock option or a SAR by a former officer or director of Stage will be matched against all purchases of Stage stock within six months prior to the date of sale of the stock acquired from exercise of the stock option or SAR; and is therefore reportable under Section 16(a) on Form 4; and Section 16(b) remains applicable to former officers and directors for a period of six months after they cease to be in those positions, (d) it is becoming common practice for shareholders of public companies and their counsel to monitor transactions reported to the SEC by directors, officers and principal shareholders of those public companies in an effort to cause the disgorgement of profits made by those persons, (e) in addition to the disgorgement of profits, those shareholders also seek the reimbursement of their attorneys fees related to their investigation of Section 16(b) violations even if a lawsuit is not filed to recover the profits, and (f) directors and officers may also be subject to SEC or court imposed civil penalties of up to $100,000. Therefore, Mr. Searles acknowledges and agrees as follows:

•
Transactions by him after the Separation Date that occur within six months of an opposite transaction that occurred before the Separation Date must be reported by him on a Form 4, the preparation and electronic filing with the SEC of which he agrees to be solely responsible,

•	Transactions by him after the Separation Date that do not occur within six months of an opposite transaction that occurred before the Separation Date do not have to be reported on a Form 4,

•	He need not file a Form 4 solely to indicate his resignation,

•	He will indemnify Stage against, and immediately reimburse Stage for, any losses, including attorney's fees, Stage may incur as a result of any violation by him of Section 16(b), and

•	This Agreement does not effect any rights Mr. Searles may have as an Executive or former Executive under the Stage Stores Directors and Officers Insurance Policy coverage.
23.    Terms of This Agreement are Severable. If any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or applications; and to this end the provisions of this Agreement are declared to be severable.
24.    Entire Agreement. The Parties agree that this Agreement contains the entire agreement between them with respect to Mr. Searles' voluntary termination of his employment and supersedes all prior and/or contemporaneous written or oral agreements between them (other as described in Section 21 or specifically elsewhere herein). The Parties also agree and acknowledge that no other promises or agreements have been offered before this Agreement and that no other promise or agreement between the Parties will be binding unless it is in writing and signed by the Parties. The Parties further agree that upon the expiration of seven (7) days following Mr. Searles's execution of this Agreement, all provisions of the Employment Agreement shall be superseded by this Agreement.
25.    MR. SEARLES ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS ITS CONTENT AND MEANING, AND HAS NOT BEEN COERCED OR THREATENED INTO SIGNING IT. MR. SEARLES REPRESENTS THAT HE UNDERSTANDS THAT HE HAS 21 DAYS (OR MORE) TO CONSIDER THIS AGREEMENT AND THAT HE MAY REVOKE THIS AGREEMENT WITHIN 7 DAYS AFTER HE SIGNS IT. MR. SEARLES FURTHER REPRESENTS THAT HE FULLY UNDERSTANDS HOW TO EXERCISE THAT RIGHT OF REVOCATION SHOULD HE CHOSE TO DO SO. MR. SEARLES IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY OF MR. SEARLES' CHOOSING REGARDING THE EFFECT OF THIS AGREEMENT PRIOR TO SIGNING IT.
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The Parties enter into this Separation Agreement voluntarily and with full knowledge of its contents.
READ THIS AGREEMENT CAREFULLY BEFORE SIGNING.
Signed this 18th day of June, 2013.

/s/ Michael Searles
Michael Searles

Signed this 19 day of June, 2013.

Stage Stores, Inc.

By:	/s/ Ron Lucas
Name: Ron Lucas
Title: EVP, Human Resources

ACKNOWLEDGMENTS

STATE OF NC	)
	)	ss:
COUNTY OF Wake	)
On this 18 day of June, 2013, before me, a Notary Public, personally appeared Michael Searles, to me known to be the person who executed the foregoing Separation Agreement, and acknowledged that he executed it as his free and voluntary act and deed.
Given under my hand and seal the day and year last above written.

/s/ Cynthia C. Beckert
Notary Public
My Commission Expires: 4/20/15

STATE OF TEXAS	)
	)	ss:
COUNTY OF HARRIS	)

On this 19th day of June, 2013, before me, a Notary Public, personally appeared Ron Lucas, to me known to be the identical person who executed the foregoing Separation Agreement as the authorized representative of Stage Stores, Inc. and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.
Given under my hand and seal the day and year last above written.

/s/ Sue E. Howton
Notary Public
My Commission Expires: 3/5/2015